SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant ☒

Filed by a party other than the registrant ☐

Check the appropriate box:

☐ Preliminary proxy statement

☒ Definitive proxy statement

☐ Definitive additional materials

☐ Soliciting material pursuant to Rule 14a-12

ACR Group, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

ACR GROUP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of ACR Group, Inc. will be held at the corporate office of ACR Group, Inc. 3200 Wilcrest Dr., Houston, Texas 77042, on Thursday, August 21, 2003, at 10:00 a.m., for the following purposes:

(1)	To elect directors; and

(2)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record as of the close of business on July 11, 2003 are entitled to notice of the meeting and are entitled to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors.

A. Stephen Trevino
Secretary

June 27, 2003

YOUR VOTE IS IMPORTANT

Please mark, date and sign your proxy and return

it promptly in the enclosed envelope.

ACR GROUP, INC.

3200 Wilcrest Drive, Suite 440

Houston, Texas 77042-6039

PROXY STATEMENT

This statement is furnished in connection with the solicitation of proxies for use at the annual meeting of shareholders of ACR Group, Inc. (the “Company”) to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders and at any adjournments thereof.

SOLICITATION OF PROXIES

Proxies in the accompanying form are solicited by management at the direction of the Board of Directors of the Company (the “Board”). Execution and return of the proxy will not in any way affect a shareholder’s right to attend the meeting and to vote in person, and a shareholder giving a proxy has the power to revoke it at any time before it is exercised by giving written notice to the Company at or prior to the meeting. Properly executed proxies in the accompanying form, received in due time and not previously revoked, will be voted as specified. Where no choice is specified, proxies will be voted FOR the election of all directors named below.

The original solicitation will be conducted by mail, commencing on July 25, 2003. The Company will bear the expense of solicitation of proxies, including the charges and expenses of brokerage firms and others incurred in forwarding solicitation material to beneficial shareholders. Further solicitation of proxies may be made by telephone or oral communication with shareholders of the Company following the original solicitation. All further solicitation will be conducted by regular employees of the Company, for which they will not be additionally compensated.

RECORD DATE - OUTSTANDING SECURITIES

Only holders of Common Stock of the Company of record at the close of business on July 11, 2003, are entitled to notice of and to vote at the meeting. For each share of Common Stock held, each shareholder is entitled to one vote on all matters coming before the meeting and, except as otherwise provided by applicable law, a favorable vote consists of a simple majority of the votes cast. Shareholders are not entitled to cumulate their votes in the election of directors, which means that the holders of more than half of the shares voting for the election of directors can elect all of the directors if they choose to do so.

ELECTION OF DIRECTORS

Information Concerning Directors

It is proposed that five directors will be elected at the meeting, each to hold office until his resignation, the -next annual meeting of shareholders or his successor is duly elected and qualified. The Company has no reason to believe that any nominee will be unavailable at the time of election. Each of the nominees presently is a member of the Board. The names of the persons nominated, together with information as to their principal occupations, age, and experience, are as follows:

Alex Trevino, Jr., age 67, has served as a director of the Company since 1982, Chairman of the Board since 1988, and President and Chief Executive Officer of the Company since 1990.

Anthony R. Maresca, age 52, has been employed by the Company since 1985, serving as Controller until 1985 when he became Senior Vice President, Chief Financial Officer and Treasurer. Mr. Maresca has been a director of the Company since 1986. Mr. Maresca is a certified public accountant.

A. Stephen Trevino, age 40, has been employed by the Company since March 1999. Prior to joining the Company, he was an attorney in private practice. Mr. Trevino has been a director of the Company since 1997, and was elected Secretary in 2000. Mr. Trevino is the son of Alex Trevino, Jr., Chairman of the Board and Chief Executive Officer of the Company. Mr. Trevino is an attorney at law licensed in Texas.

Roland H. St. Cyr, age 72, has been an independent consultant to Hallmark Air Conditioning, Inc. (“Hallmark”) since 1997. From 1974 to 1997, Mr. St. Cyr was Chairman of the Board and Chief Executive Officer of Hallmark. Hallmark is an HVACR contracting company located in Houston, which was acquired by Encompass Services Corporation (formerly known as Group Maintenance America, Inc.) in 1997. Neither of these entities is related to the Company. Mr. St. Cyr has been a director of the Company since 1998.

Alan D. Feinsilver, age 55, is the President of The Overbrook Company which invests in real estate and other investments. Mr. Feinsilver also serves as Vice President of HGG Investments, Inc., which invests in real estate and other investments. Mr. Feinsilver previously served as Chief Financial Officer of St. James Capital Corp, a private investment fund. None of these entities is related to the Company. Mr. Feinsilver has degrees in accounting and law. Mr. Feinsilver has been a director of the Company since September, 2001.

Meetings and Committees of the Board

Meetings

The Board met five times during the fiscal 2003. No director attended less than 75% of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which the director served.

Audit Committee

The Audit Committee is comprised of the two outside directors of the Board. The audit committee exercises oversight with respect to the Company’s accounting practices and procedures, and appoints and reviews the work of the independent auditors. The Audit Committee met three times during fiscal 2003.

The Board has not adopted a written charter for the Audit Committee, but intends to do so during the next fiscal year.

In the business judgment of the Board, the members of the Audit Committee are independent as defined by Rule 4200(a)(14) of the listing standards of the National Association of Securities Dealers.

Compensation Committee

The Compensation Committee is comprised of the two outside directors of the Board, and makes recommendations to the Board regarding the compensation of the Company’s executive officers. The Compensation Committee met six times during fiscal 2003.

Nominating Committee

The Board has not established a nominating committee.

Beneficial Ownership of Common Stock

The following table sets forth certain information concerning beneficial ownership of the Company’s Common Stock as of April 30, 2003, by (i) each shareholder who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director, (iii) the President and Chief Executive Officer, and other executive officers of the Company whose compensation exceeded $100,000, and (iv) all directors and executive officers as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated. All information with respect to beneficial ownership has been furnished by the shareholders to the Company.

Name and Address of Beneficial Owner	Amount and Nature Of Beneficial Ownership (1)	Percent Of Class
Thomas W. Courtney	542,475	5.1%
833 Wyndemere Way
Naples, Florida 34105

DST Investments	1,468,394	13.7%
2 Memorial Point
Houston, Texas 77024

EOT Investments, Inc. (2)	625,031	5.9%
5125 Cape Romain
Corpus Christi, Texas 78412

Alan D. Feinsilver	154,000	1.4%
109 N. Post Oak Lane, Suite 520
Houston, Texas 77024

Dana L. Fisher (3)	737,181	6.9%
ACR Supply, Inc.
8798 Westpark
Houston, Texas 77063

Anthony R. Maresca	312,650	2.9%
ACR Group, Inc.
3200 Wilcrest Drive, Suite 440
Houston, Texas 77042

Roland H. St. Cyr	9,000	*
3151 Lake Island Dr.
Montgomery, Texas 77356

A. Stephen Trevino (4)	1,600,869	15.0%
ACR Group, Inc.
3200 Wilcrest, Suite 440
Houston, Texas 77042

Alex Trevino, Jr. (5)	2,074,847	19.4%
ACR Group, Inc.
3200 Wilcrest Drive, Suite 440
Houston, Texas 77042

All Directors and Executive Officers as a group (5 persons) (6) (7)	2,682,972	25.1%

*Less than 1%

(1)	For each beneficial owner, the number of shares outstanding and their percentage of stock ownership includes the number of common and all common equivalent shares (including options exercisable within 60 days) owned by such individual at April 30, 2003.

(2)	Includes 8,334 shares which are subject to options exercisable within 60 days of April 30, 2003.

(3)	Includes 22,667 shares which are subject to options exercisable within 60 days of April 30, 2003.

(4)	Includes 124,200 shares owned by The MESA Fund, L.P., a partnership whose partners include the wife and children of Mr. A. Stephen Trevino. Includes 1,468,394 shares owned by DST Investments, a partnership whose partners are the mother and sister of Mr. A. Stephen Trevino. The beneficial ownership of all of such shares is disclaimed by Mr. A. Stephen Trevino. Includes 4,000 shares which are subject to options exercisable within 60 days of April 30, 2003.

(5)	Includes 1,468,394 shares owned by DST Investments, a partnership whose partners are Henrietta Trevino, wife of Mr. Trevino, and his two adult children, and 2,000 shares owned by Henrietta Trevino. The beneficial ownership of all of such shares is disclaimed by Mr. Trevino.

(6)	Includes an aggregate of 4,000 shares which are subject to options and warrants exercisable by directors and executive officers as a group within 60 days of April 30, 2003.

(7)	Includes all shares as to which directors and executive officers disclaim beneficial ownership.

Compensation of Executive Officers and Directors

Summary Compensation Table

The following table sets forth certain information regarding compensation paid by the Company during the fiscal years ended February 28, 2003, 2002 and 2001 to the Company’s chief executive officer and to other executive officers of the Company whose compensation exceeded $100,000 in any fiscal year.

Summary Compensation Table

Name and Principal Position	Fiscal Year Ended	Annual Compensation		Long-Term Compensation Awards Options
		Salary	Bonus
Alex Trevino, Jr.	2/28/03	$260,000	$—	—
President and Chief Executive Officer	2/28/02	260,000	—	—
	2/28/01	260,000	—	—

Anthony R. Maresca	2/28/03	165,000	15,000	—
Senior Vice President,	2/28/02	145,000	—	—
Chief Financial Officer and Treasurer	2/28/01	145,000	—	—

A. Stephen Trevino	2/28/03	138,000	15,000	—
Vice President, Secretary and	2/28/02	115,000	—	—
General Counsel	2/28/01	115,000	—	—

Option Grants in Last Fiscal Year

There were no stock options granted by the Company to the Company’s executive officers during the fiscal year ended February 28, 2003.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table discloses the exercise of stock options during the fiscal year ended February 28, 2003 by the Company’s executive officers, and the value, as of February 28, 2003, of unexercised stock options.

Name	Shares Acquired on Exercise	Value Realized	Number of Unexercised Options at February 28, 2003		Value of Unexercised in-the- Money Options at February 28, 2003
			Exercisable	Unexercisable	Exercisable	Unexercisable
Alex Trevino, Jr.	—	$—	—	300,000	$—	$—
Anthony R. Maresca	—	—	—	100,000	—	—
A. Stephen Trevino	—	—	4,000	2,000	—	—

Employment Contracts and Termination of Employment Arrangements

Mr. Alex Trevino, Jr. serves as President and Chief Executive Officer of the Company under an employment agreement that became effective as of March 1, 1998, and terminates, with two years’ prior notice from the Company, on February 28, 2005 or at any time thereafter. In the absence of notice of termination, the term of the agreement will be extended for additional two-year terms. The agreement may also be terminated by the Company without such notice for cause, death or disability, or if the Company has a net loss before taxes in any fiscal year. The agreement also provides that if Mr. Trevino terminates his employment, or if the Company terminates his employment for cause, Mr. Trevino is prohibited from competing with the Company for a period of two years.

Under the agreement, Mr. Trevino’s annual base salary is $260,000. The agreement also provides that Mr. Trevino is to receive a cash bonus of (i) $25,000 for each year in which the Company’s diluted earnings per share is equal to or greater than the forecast diluted earnings per share as approved by the Board, plus (ii) an amount equal to his base annual salary multiplied by the percentage by which the Company’s diluted earnings per share exceeds the forecast diluted earnings per share approved by the Board. As of March 1, 1998, Mr. Trevino also received options (“Options”) to purchase 300,000 shares of the Company’s Common Stock at an exercise price of $2.24 per share (fair market value at the date of grant). Such Options become exercisable on March 1, 2006, but may be exercised earlier if the market price of the Common Stock attains certain specified levels.

Mr. Anthony R. Maresca, the Company’s Senior Vice President and Chief Financial Officer, entered into an employment agreement with the Company effective as of March 1, 1998. Under the agreement, Mr. Maresca’s annual base salary is $165,000 and all other terms are substantially the same as in Mr. Trevino’s employment agreement described above. As of March 1, 1998, Mr. Maresca also received Options to purchase 100,000 shares of the Company’s Common Stock at an exercise price of $2.24 per share, which are exercisable as described in the preceding paragraph with respect to the Options granted to Mr. Trevino.

Compensation of Directors

For fiscal 2003, non-employee directors were paid $12,000 per year, payable quarterly, for service on the Board. In addition, they are reimbursed for actual expenses incurred for attendance at meetings. Directors who are employed by the Company receive no compensation for serving on the Board.

Report of the Compensation Committee

The goal of the Compensation Committee is to ensure that the Company’s compensation policies are suitable to attract and retain highly qualified executive officers and directors. Particular emphasis is placed on creating an appropriate blend of base and incentive compensation. Incentive compensation may also include both cash and equity components to align executives’ interests with those of the shareholders.

The Committee reviews annually the compensation of the Company’s executive officers. From time to time, the Committee may obtain advice from compensation and benefits consultants. In evaluating the level of base compensation, the Compensation Committee considers the relative compensation of executives in similar positions with similar responsibilities at wholesale distribution companies with comparable sales, breadth and complexity, and reviews the Company’s performance during the prior fiscal year.

The salary of the Company’s CEO was unchanged in fiscal 2003, being last adjusted in fiscal 2001. The Compensation Committee uses the same methodology to determine appropriate compensation for the CEO as it does for the two other executive officers. The Compensation Committee determined that a discretionary cash bonus of $20,000 was appropriate for the CEO, as well as the two other executive officers, in recognition of the Company’s financial performance in fiscal 2003.

Roland H. St. Cyr	Alan D. Feinsilver
Chairman	Member

Stock Performance Graph

The following graph sets forth the cumulative total shareholder return (assuming reinvestment of dividends) to ACR Group, Inc.’s shareholders, as well as the NASDAQ Stock Market Index and the NASDAQ Non-Financial Stocks Index for the period from February 28, 1998 to February 28, 2003.

[CHART APPEARS HERE]

Table I – Cumulative Value of $100 Investment

	2/28/98	2/28/99	2/28/00	2/28/01	2/28/02	2/28/03
ACR Group, Inc.	$100.00	$50.00	$52.29	$20.47	$16.73	$13.78
Nasdaq Stock Market (U.S.)	$100.00	$130.24	$265.70	$121.32	$98.60	$76.90
Nasdaq Non-Financial	$100.00	$133.72	$292.37	$125.36	$97.34	$73.20

Table II – Non-Cumulative Annual Return

	2/28/98	2/28/99	2/28/00	2/28/01	2/28/02	2/28/03
ACR Group, Inc.	N/A	-50.00%	4.58%	-60.85%	-18.29%	-17.61%
Nasdaq Stock Market (U.S.)	N/A	30.24%	104.01%	-54.34%	-18.72%	-22.01%
Nasdaq Non-Financial	N/A	33.72%	118.64%	-57.12%	-22.35%	-24.80%

Report of the Audit Committee

The Company’s management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements. The Audit Committee’s role is to exercise oversight with respect to the Company’s accounting practices and procedures, and to appoint and determine appropriate compensation for the independent auditors, and discuss with them any questions regarding the financial statements or issues deemed relevant by the Audit Committee or independent auditors. The Audit Committee does not provide any expert or special assurance as to the Company’s financial statements or any certification as to the work of the independent auditors.

The Audit Committee has reviewed and discussed with management the audited financial statements for fiscal 2003. The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (codification of Statements on Auditing Standards), as may be modified or supplemented. The Audit Committee has received the required written disclosure and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with the independent auditors their independence. Based on this review and discussion, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission for the fiscal year ended February 28, 2003. The recommendation considers the Audit Committee’s review of the independent auditors’ qualifications, and other matters required to be considered under applicable rules, including the nature and extent of non-audit services performed by the independent auditors. In the business judgment of the Audit Committee, the nature and extent of non-audit services performed by the independent auditors during the year did not impair their independence.

Alan D. Feinsilver	Roland H. St. Cyr
Chairman	Member

INDEPENDENT PUBLIC ACCOUNTANTS

The independent public accountants of the Company are Ernst & Young LLP, and the Company anticipates re-appointing such firm as independent public accountants of the Company for fiscal 2004. A representative of Ernst & Young LLP will be present at the annual meeting with the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions addressed to him.

Audit Fees

The aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended February 28, 2003, and for the reviews of the financial statements included in the Company’s Forms10-Q for such fiscal year, were $116,700.

Financial Information Systems Design and Implementation

There were no fees billed during fiscal 2003 for design or implementation services related to the Company’s financial information systems.

All Other Fees

All other fees billed by Ernst & Young LLP for services rendered during fiscal 2003 were in the aggregate amount of $56,762, relating to federal and state tax compliance matters, reviewing responses to SEC comment letter and an audit of the Company’s

401(k) plan.

PROPOSALS OF SHAREHOLDERS

It is anticipated that the next annual meeting will be held in August 2004 with proxy solicitation commencing in July 2004. Any proposal to be presented at next year’s annual meeting of shareholders must be received by the Company at its principal executive offices by February 29, 2004, for inclusion in the Company’s proxy materials relating to that meeting. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

OTHER MATTERS

Management knows of no matter to be presented for action at the meeting other than those described above. However, if any such other matter should properly come before the meeting, or if any vacancy in the proposed slate of directors should be caused by an unexpected occurrence before the holding of the election, the proxies will vote thereon in accordance with the recommendations of management or for such other nominees as management may select.

The statements set forth herein as to the present principal occupations of the nominees as directors, the beneficial ownership of securities of the Company, and other matters not of record with the Company, are based upon information furnished to the Company.

By Order of the Board of Directors,

/s/ A. Stephen Trevino
A. Stephen Trevino Secretary

June 27, 2003

The Company will furnish without charge to each person whose proxy is being solicited, upon the written request of such person, a copy of the Annual Report of the Company on Form 10-K for the fiscal year ended February 28, 2003, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Copies of such may be obtained from the Company’s website: www.acrgroup.com., or my forwarding a request to A. Stephen Trevino, ACR Group, Inc., 3200 Wilcrest Drive, Suite 440, Houston, Texas 77042-6039.